Exhibit 99.1

CohBar, Inc. Announces Third Quarter 2017 Financial Results

Menlo Park, California – November 13, 2017 – CohBar, Inc. (OTCQX: CWBR and TSXV: COB.U) (“CohBar” or the “Company”), an innovative biotechnology company focused on developing mitochondria based therapeutics (MBTs) to treat age-related diseases, today reported financial results for the third quarter ended September 30, 2017.

“The third quarter was significant for CohBar as we raised new capital, selected CB4211 for clinical studies, and designed a new Phase 1a/b clinical strategy to accelerate activity readouts,” said Simon Allen, CohBar CEO. “By extending our phase 1 trial to include obese subjects with NAFLD, we can potentially accelerate activity readouts by more than a year compared to a standard phase 2 follow-on study. At the same time, several new peptides are demonstrating significant early stage potential for treating neurodegenerative diseases, Type 2 diabetes, and several cancer types, further evidencing the potential of the mitochondrial genome as a source of therapeutic peptides for a wide range of age-related diseases. We continue to focus on initiating our ‘first mitochondrial based therapeutic in human’ trial with CB4211 next year, while further optimizing and validating the potential of a number of our new peptides as possible clinical candidates.”

Preclinical Developments and Business Highlights

●	Expanded Lead Clinical Program. During the quarter, CohBar selected CB4211 as its lead clinical candidate for nonalcoholic steatohepatitis (NASH) and obesity, and continued to advance it through IND-enabling activities. More recently, the Company expanded its clinical plan with the addition of a phase 1b study to include obese subjects with NAFLD, in order to substantially accelerate activity readouts relevant to NASH and obesity.

●	Presented Preclinical Data on CB4209 and CB4211 at AASLD Liver Meeting in October 2017. The Company presented previously undisclosed data from its lead candidate program in a poster entitled “CB4209 and CB4211 Reduce the NAFLD Activity Score in the STAM Model of NASH, Reduce Triglyceride Levels, and Induce Selective Fat Mass Loss in DIO Mice.” CohBar scientists and their collaborators provided in vitro evidence that CB4209 and CB4211 regulate adipocyte lipolysis, a process that is foundational in the development of liver steatosis. The data corroborates previous in vivo evidence of anti-steatotic effects of the peptides on livers of mice on a high fat diet, where a corresponding reduction in circulating fat and biomarkers of liver damage was observed. The poster presentation can be viewed at www.cohbar.com.

●	New CohBar Mitochondrial-Derived Peptides (MDPs). Using its proprietary technology platform, the Company identified a novel analog of a mitochondrial-derived peptide demonstrating early stage therapeutic potential for neurodegenerative diseases such as Alzheimer’s Disease, in addition to other recently identified MDPs showing therapeutic potential for Type 2 diabetes and cancer. These peptides are early stage analogs of previously unexplored natural peptides encoded within the mitochondrial genome which were identified by the Company’s mitochondrial genome mining activities. CohBar also filed provisional patent applications related to these natural peptides and their analogs.

●	Mining the Mitochondrial Genome. The Company completed its comprehensive investigation of the mitochondrial genome, which identified previously unexplored peptides with therapeutic potential. To date, these discovery efforts have resulted in the identification of more than 100 new peptides, which are currently being evaluated for therapeutic potential, and prioritized for further development.

●	Intellectual Property. The Company filed a PCT patent application covering its clinical candidate CB4211 as well as CB4209 and other analogs of MOTS-c with claims directed to both composition-of-matter and methods of use. To date, CohBar has filed more than 65 US and International patent applications.

●	Pharma Partnering Activities. CohBar’s senior management together with advisor Torreya Partners continued to interact with major pharma companies as part of the Company’s expanded partnering program, including meetings with potential partners at the BIO Investor Forum in San Francisco in October, 2017.

●	Investment Community Outreach. CohBar’s CEO Simon Allen presented an overview of the Company and its clinical development program at the Rodman & Renshaw 19th Annual Global Investment Conference in New York in September, 2017.

●	Completed $5.2 Million Private Placement. During the quarter the Company completed a private placement issuing 3,438,053 units at a price of $1.50 per unit for total proceeds of approximately $5.2 million. Each unit consisted of one share of the Company’s common stock and one common stock purchase warrant exercisable at $2.25 per warrant.

During the third quarter, CohBar’s founders, Dr. Pinchas Cohen and Dr. Nir Barzilai, continued to be recognized as international leaders in the study of aging, age-related diseases and mitochondrial science.

●	Dr. Cohen delivered a lecture entitled “Nutrigenomics Meets the Mitochondria” at the 11th Congress of the International Society of Nutrigenetics and Nutrigenomics. He was also named one of PBS-Next Avenue’s Top 50 Influencers in Aging, and was elected to the USC Chapter of the National Academy of Inventors.

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●	Dr. Barzilai was a featured presenter on the topic “Targeting Aging with Metformin (TAME)” at the 21st IAGG World Congress of Gerontology and Geriatrics. He was also a panelist at the AFAR 2017 Luncheon Awards’ “The Architects of Aging”, a symposium in biotechnology and longevity, and a keynote speaker at the 4th Human Genetics Conference in New York. During the quarter, the NBC Today Show showcased Dr. Barzilai in a segment with correspondant Maria Shriver discussing the TAME (Targeting Aging with Metformin) Trial, and Dr. Barzilai’s TEDMED talk entitled “Can We Grow Older Without Growing Sicker” was released to the public.

Third Quarter 2017 Financial Highlights

●	Cash and Investments. CohBar had cash and investments of $10,342,242 on September 30, 2017, compared to $8,686,420 on December 31, 2016.

●	Note Payable. During the three months ended September 30, 2017, the Company paid $117,274 to the Alzheimers Drug Discovery Foundation as the final payment on its note payable. As of September 30, 2017, the Company had no debt on its balance sheet.

●	R&D Expenses. Research and development expenses were $2,316,454 in the three months ended September 30, 2017 compared to $1,056,429 in the prior year quarter. The increase was due primarily to the costs related to our IND-enabling activities for advancing our lead drug candidates into clinical studies, an increase in stock-based compensation related to the fair value of new grants, and the revaluation performed at each balance sheet date of equity granted to consultants.

●	G&A Expenses. General and administrative expenses were $549,505 in the three months ended September 30, 2017, compared to $598,507 in the prior year quarter. The decrease was primarily due to lower professional fees, since legal costs associated with our patents were capitalized, and we previously had a non-recurring recruiting fee in the prior year quarter.

●	Net Loss. For the three months ended September 30, 2017, net loss was $2,861,107, or $0.07 per basic and diluted share, compared to a net loss of $1,653,729, or $0.05 per basic and diluted share, for the three months ended September 30, 2016.

Third Quarter Investor Call Information

Date: November 13, 2017
Time: 2:00 p.m. (Pacific Time)
Dial-in U.S. and Canada: 1-888-599-8667

Dial-in International: 1-719-325-2494

Conference ID# 6432383

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Slide Presentation - www.webex.com, click on the ‘Join’ button and enter Meeting Number 921656999 and Password Q3Call.

For individuals participating in the Investor Call and Slide Presentation, we request you please call into the audio and log into WebEx approximately 10 minutes before the start of the presentation so that we can begin promptly.

An audio recording of the call will be available beginning at 6:00 p.m. (Pacific Time) on November 13, 2017, through 9:00 p.m. (Pacific Time) on November 27, 2017. To access the recording please dial 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and reference Conference ID# 6432383.

The audio replay along with the slide presentation will also be available at www.cohbar.com beginning November 14, 2017 through November 27, 2017.

About CohBar’s Lead Program

CohBar’s lead preclinical development program is based on MOTS-c, a mitochondrial-derived peptide discovered in 2012 by the Company’s founders and their academic collaborators, whose research has shown that MOTS-c plays a significant role in the regulation of metabolism. The Company has developed novel, improved analogs of the MOTS-c peptide, CB4209 and CB4211, which have demonstrated significant therapeutic potential in preclinical models of obesity and nonalcoholic steatohepatitis (NASH).

About CohBar

CohBar (OTCQX: CWBR and TSXV: COB.U) is an innovative biotechnology company focused on the research and development of mitochondria based therapeutics (MBTs), an emerging class of drugs for the treatment of age-related diseases. MBTs originate from the discovery by CohBar’s founders of a novel group of peptides within the mitochondrial genome which regulate metabolism and cell death, and whose biological activity declines with age. CohBar’s efforts focus on the development of these mitochondrial-derived peptides (MDPs) into clinically relevant MBTs that offer the potential to address a broad range of age-related diseases with underlying metabolic dysfunction, including obesity, nonalcoholic steatohepatitis (NASH), Type 2 diabetes, cancer, and cardiovascular and neurodegenerative diseases. To date, the Company and its founders have discovered more than 100 MDPs.

For additional company information, please visit www.cohbar.com.

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Forward-Looking Statements

This news release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include CohBar’s plans and expectations for its lead candidate program, including anticipated timing and results of IND-enabling activities and clinical trials; statements regarding the therapeutic potential of these and other mitochondria based therapeutics, and the potential for additional discoveries, and our plans and expectations regarding intellectual property protection. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by CohBar. These risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated commencement and completion dates for IND-enabling and initial clinical studies, as well as the possibility of unfavorable study results, including unfavorable new data and additional analyses of existing data; risks associated with initial data, including the risk that results of additional pre-clinical or clinical studies may be different from (including less favorable than) the earlier data results and may not support further clinical development. Additional risks and uncertainties include CohBar’s ability to retain key personnel, expand its research operations, and obtain financing necessary to continue its operations and fund its candidate programs. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com.

You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Investor and Media Contact:

Jeff Biunno, CFO

CohBar, Inc.

(650) 446-7888 ext. 109

jeff.biunno@cohbar.com

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CohBar, Inc.

Condensed Balance Sheets

	As of
	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash	$2,314,928	$3,257,458
Investments	8,027,314	5,428,962
Subscription receivable	-	522,326
Prepaid expenses and other current assets	113,296	110,822
Total current assets	10,455,538	9,319,568
Property and equipment, net	184,269	230,512
Intangible assets, net	23,693	-
Other assets	40,465	36,810
Total assets	$10,703,965	$9,586,890

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$575,340	$103,294
Accrued liabilities	175,273	132,780
Accrued payroll and other compensation	147,065	447,641
Note payable, net of debt discount of $0 and $59 as of September 30, 2017 and December 31, 2016, respectively	-	205,201
Total liabilities	897,678	888,916

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares; No shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	-	-
Common stock, $0.001 par value, Authorized 75,000,000 shares; Issued and outstanding 39,295,754 shares as of September 30, 2017 and 34,807,881 as of December 31, 2016	39,296	34,808
Additional paid-in capital	31,176,283	23,072,702
Accumulated deficit	(21,409,292)	(14,409,536)
Total stockholders’ equity	9,806,287	8,697,974
Total liabilities and stockholders’ equity	$10,703,965	$9,586,890

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CohBar, Inc.

Condensed Statements of Operations

(unaudited)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	2,316,454	1,056,429	4,883,868	2,646,125
General and administrative	549,505	598,507	2,124,601	1,753,008
Total operating expenses	2,865,959	1,654,936	7,008,469	4,399,133
Operating loss	(2,865,959)	(1,654,936)	(7,008,469)	(4,399,133)

Other income (expense):
Interest income	5,954	3,142	12,359	7,072
Interest expense	(1,102)	(1,886)	(3,587)	(5,643)
Amortization of debt discount	-	(49)	(59)	(147)
Total other income	4,852	1,207	8,713	1,282
Net loss	$(2,861,107)	$(1,653,729)	$(6,999,756)	$(4,397,851)
Basic and diluted net loss per share	$(0.07)	$(0.05)	$(0.19)	$(0.13)
Weighted average common shares outstanding - basic and diluted	38,809,942	33,416,874	36,829,669	32,878,254

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